                           Milestone Properties, Inc.
                             5200 Town Center Circle
                           Boca Raton, Florida  33486


                                   May 2, 1996






Mr. Harvey Shore
3070 Canterbury Drive
Boca Raton, Florida 33434




Dear Mr. Shore:

     Reference is hereby made to the Employment Agreement (the "Employment Agreement"), dated March 31, 1993, between you and Milestone Properties, Inc. (the "Company"), a copy of which is attached hereto as EXHIBIT A.

     This letter amends the terms of your Employment Agreement as follows:

     1. The first paragraph of Section 1 of the Employment Agreement is modified and amended to extend the term of your Employment Period for a term of three years commencing as of January 1, 1996 and ending December 31, 1998, unless your employment is sooner terminated as provided in the Employment Agreement.

     2. During the years 1996, 1997 and 1998 of your Employment Period, your base salary will be $137,200 per year, subject to discretionary annual increases of salary by the Company's Board of Directors.

     3. Section 7(b) of the Employment Agreement is modified and amended in its entirety to read as follows:

          "    (b)  In the event of termination of the Employment Period, with or without Cause (as defined hereinafter), the Company shall pay to you, as financial remuneration, all amounts accrued, due and payable under this Agreement to the date of termination, to the extent not previously paid to you, in one cash lump sum within ten days after the effective date of termination. In the event of termination of the Employment Period by the Company without Cause, the Company shall also pay to you an amount equal to six (6) months of the base salary paid to you for the most recently completed fiscal year of the Company, at the same intervals as such payments would have been made had this Agreement not been terminated. "Cause" for terminating the Employment Period means (i) the commission by you of any crime involving moral turpitude or of a felony (other than driving while intoxicated) under state or federal law, unless the Board of Directors of the Company determines in good faith that such felony and/or the penalties which may be imposed upon you as a result thereof does not have, or may not reasonably be expected to have, a material adverse effect on the Company or on your ability to perform your duties hereunder fully and effectively; (ii) any embezzlement or fraud or commission of an offense involving money or other property of the Company; (iii) the material breach by you of any provision of this Agreement, which breach, if capable of being cured, is not cured within 10 days after written notice by the Company specifying such breach or if not capable of being cured within 10 days, if you have not commenced good faith efforts to cure such breach within 10 days and, in any event, such breach is not cured within 60 days after such written notice; or (iv) your willful and material neglect, and/or your willful failure, after written notice, to perform any of your material duties hereunder or to comply with the lawful written directions of the Board of Directors of the Company.

     4. (a) The fourth line under Section 9(a) of the Employment Agreement is modified and amended to insert the words "Union Property Investors, Inc. ("UPI") or" after the word "by".

          (b) Section 9(b) of the Employment Agreement is modified and amended in its entirety to read as follows:

          "    (b)  You acknowledge that in addition to your employment by the
          Company, you are also a Senior Vice President of Concord and the Secretary and a Senior Vice President of UPI, which, along with Concord, is engaged in activities similar or related to those in which the Company engages. In connection with your affiliation with the Company, Concord and UPI, you may learn of business opportunities which could benefit the aforesaid corporations. In the event that such an opportunity is presented to you in any capacity other than as an officer of UPI or Concord and/or its affiliates, prior to taking any action on behalf of UPI or Concord with respect to such opportunity, you are required to present such opportunity in writing ("Notification of Opportunity") to the Company's Board of Directors for consideration by its disinterested members. The Company's Board of Directors shall have 20 days from the date of receipt of the Notification of Opportunity to consider such opportunity (the "Consideration Period"). You may act upon such opportunity in your capacity as an officer of UPI or Concord only upon the earlier of (i) receipt by UPI or Concord of written notification from the Company that the Company is not interested in the opportunity, or (ii) expiration of the Consideration Period."

     All other provisions of the Employment Agreement shall remain in full force and effect except and to the extent explicitly amended hereby.

     Please acknowledge your understanding of and agreement to the foregoing by signing this letter in the place indicated below.

                              Very truly yours,

                              MILESTONE PROPERTIES, INC.


                              By /s/ Robert A. Mandor
                                 --------------------
                                 Robert A. Mandor
                                 President


Acknowledged and agreed to:


By /s/ Harvey Shore
   ----------------
   Harvey Shore
   Secretary


Attachment